Exhibit 5.1

May 27, 2009

Regions Financial Corporation,

1900 Fifth Avenue North,

Birmingham, Alabama 35203.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 460,000,000 shares (the “Securities”) of common stock, par value $0.01 per share (the “Common Stock”), of Regions Financial Corporation, a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Securities have been duly issued and sold as contemplated by the Registration Statement, including the prospectus relating to the Securities, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Shares” in the prospectus relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP